Exhibit 10.3

AMENDED AND RESTATED LICENSE AGREEMENT

This AMENDED AND RESTATED LICENSE AGREEMENT is made and entered into by and between Protoden Technologies Inc. and Viventia Bio Inc. as of the Effective Date (as defined below).

WITNESSETH

WHEREAS, Licensor (successor of Pangenetics BV (formerly Tanox Pharma BV, successor of Tanox, Inc.)) previously licensed certain technology and patents to Licensee (successor of Viventia Biotechnologies Inc., successor of Viventia Biotech, Inc.) pursuant to that License Agreement dated December 9, 2009, as amended by Amendment No. 1 dated August 23, 2002 (the “First License Agreement”);

WHEREAS, Licensor and Licensee desire to enter into this Amended and Restated License Agreement to fully supersede the First License Agreement;

WHEREAS, Licensor has acquired exclusive rights to certain technology, know-how, trade secrets, and patent rights relating to the compound bouganin;

WHEREAS, Licensee is in the business of developing and marketing drugs for the treatment of diseases in humans, including novel drugs based upon immunotoxin molecules for the treatment of cancer;

WHEREAS, Licensee wants to obtain an exclusive license to make, use and sell, have made, have sold, or import products using Licensor’s technology and protected by Licensor’s patent rights; and

WHEREAS, Licensor is willing to grant to Licensee an exclusive license to utilize Licensor’s technology and patent rights for making, using, and selling immunotoxins incorporating bouganin as the toxin.

NOW, THEREFORE, in consideration of the above premises and the covenants contained herein, the parties agree as follows:

1.	Definitions

1.1. “Licensor” shall mean Protoden Technologies, Inc. and its Affiliates.

1.2. “Licensee” shall mean Viventia Bio and its Affiliates.

1.3. “Affiliates” shall mean a company or other entity controlling, controlled by, or under common control with the relevant party, where “control” shall mean direct or indirect control by ownership or otherwise of more than fifty percent (50%) of the outstanding voting shares or similar measure of control.

1.4. “Agreement” shall mean this Amended and Restated License Agreement.

1.5. “Annual Maintenance Fee Date” shall mean January 1, 2015.

1.6. “Effective Date” shall mean October 17, 2014.

1.7. “Licensed Technology” shall mean all technology, confidential information, data, inventions, materials, know-how, trade secrets, and all other information or materials relevant to the business or research interests associated with this Agreement, including but not limited to products and product plans, ongoing research and development efforts, and other information of a technical or economic nature made available by Licensor to Licensee in support of the development and marketing of Licensed Products, particularly information and samples relating to the bouganin gene, protein, and their properties and uses. Licensed Technology shall also include any and all bouganin related technology, data, inventions, materials, know-how, trade secrets, and all other information or materials conceived or developed as a result of Licensee’s activities under the terms of this Agreement.

1.8. “Licensed Patents” shall mean EP patent application number 97201725.5, filed Jun 06 1997, entitled Type - 1 Ribosome-Inactivating Protein and all patent applications, issued patents and/or patents issuing from pending patent applications and all continuations, divisions, reissues, continuations-in-part, renewals, extensions, and the like now or hereafter owned or controlled by Licensor containing claims that would be infringed by importing, making, using, or selling Licensed Products, including International Application Number PCT/NL/98/00336 filed Jun 08 1998 and published as WO 98/55623, those set forth in Exhibit A and any other patents owned or controlled by Licensor directed to or claiming Licensed Technology that are required to import, make, use, or sell Licensed Products.

1.9. “Licensed Products” shall mean products imported, made, used, or sold using Licensed Technology or under the claims of Licensed Patents, including immunotoxins comprising antibodies conjugated to bouganin.

1.10. “Field” shall mean all therapeutic and/or diagnostic uses.

1.11. “Territory” shall mean all countries of the world.

1.12. “Dollars” shall mean dollars of the United States of America ($U.S.).

1.13. “Patent Costs” shall mean out-of-pocket expenses incurred in connection with the preparation, filing, prosecution, and maintenance of Licensed Patents, including the fees and expenses of attorneys and patent agents but excluding expenses incurred in connection with patent infringement claims or other adversary proceedings, including but not limited to reexaminations, interferences, oppositions, revocation proceedings, or nullity actions.

1.14. “Third Party” shall mean any party other than the Licensor and/or the Licensee.

2.	Termination of First License Agreement

2.1. The Parties acknowledge and agree that the First License Agreement is terminated and if no further force or effect. For the avoidance of doubt, no rights or obligations shall arise or result from the termination of such agreement notwithstanding any language to the contrary therein. Both parties acknowledge that they have voluntarily surrendered its rights and agreed to terminate its obligations that were otherwise set forth in the First License Agreement.

3.	License Grant

3.1. Licensor grants to Licensee and Licensee accepts an exclusive, perpetual, irrevocable, non-royalty bearing license for using Licensed Technology and Licensed Patents in each country of the Territory to research, develop, import, make, have made, use, offer for sale, and sell Licensed Products for use in the Field.

3.2. Licensor grants Licensee the right to grant sublicenses to Third Parties consistent with the terms of this Agreement. Licensee agrees to notify Licensor in writing of any sublicense granted hereunder within thirty (30) days after granting such sublicense. Licensee agrees to provide Licensor with a copy of any sublicense granted by Licensee along with such notice. Licensor agrees that copies of sublicenses provided to it by Licensee shall be deemed “Confidential Information” of Licensee as defined herein.

3.3. Any sublicense granted by Licensee under this Agreement shall be subject and subordinate to terms and conditions of this Agreement, provided, however, that the sublicense may not grant the sublicensee any sublicensing rights.

3.4. All sublicenses shall include provisions permitting the sublicense to survive the termination of the Agreement and providing for the transfer of all obligations, including the payment of royalties and other compensation required under the sublicense, to Licensor if the Agreement is terminated.

3.5. Licensee agrees to be responsible for overseeing any operations of its sublicensees with respect to this Agreement and for collecting royalties and other payments from sublicensees. Failure by a sublicensee to meet the obligations under a sublicense shall not excuse Licensee from complying with its obligations under this Agreement.

4.	Consideration

4.1. Licensee agrees to pay to Licensor an annual license maintenance fee of One Hundred Thousand Dollars ($100,000) within thirty (30) days of the Annual Maintenance Fee Date and on or before the anniversary of the Annual Maintenance Fee Date during the Term.

4.2. During the Term, Licensee agrees to pay to Licensor a sublicensing fee of Fifty Thousand Dollars ($50,000) for each and every sublicense agreement the Licensee enters into with a Third Party pursuant to Section 2 between January 1, 2015 and December 31, 2024; provided, however, that Licensee is only obligated to pay such sublicensing fee a maximum of two (2) times within one (1) calendar year and only for sublicense agreements entered into between January 1, 2015 and December 31, 2024.

4.3. For the avoidance of doubt, Licensee is not obligated to pay any royalties to Licensor for using Licensed Technology and/or Licensed Patents to research, develop, import, make, have made, use, offer for sale, and sell Licensed Products for use in the Field.

5.	Payments, Reports, and Audits

5.1. If Licensee fails to make any payment required under this Agreement on or before the due date, Licensee agrees to pay interest on such amount at an annual rate of two (2%) more than the greatest prime rate announced by Citibank NA or its successor as published in the Wall Street Journal at any time during the period when such payment is due. Such interest shall accrue from the date the payment was due until the date such payment is paid in full. If such rate exceeds the rate allowed by applicable law, then the highest rate allowed by law shall apply.

6.	Transfer of Licensed Technology

6.1. Licensor shall prepare and deliver or authorize delivery to Licensee promptly after the Effective Date any Licensed Technology that Licensor deems useful for the research, development and marketing of Licensed Product, including samples of bouganin. Licensee acknowledges and agrees that Licensee may be required to obtain bouganin from Licensor’s collaborators and that there may be a nominal cost for obtaining bouganin.

6.2. Licensor acknowledges and agrees that Licensee may disclose Licensed Technical Information and Licensed Patents to other entities that are contracted to provide services for the development and marketing of Licensed Products. Such disclosure shall be made only under terms consistent with this Agreement, particularly confidentiality obligations at least as restrictive as those in this Agreement.

7.	Intellectual Property and Grantbacks

7.1. Licensee acknowledges that Licensor shall retain all ownership of Licensed Technology and Licensed Patents and any intellectual property embodied therein.

7.2. Licensor and Licensee agree that any and all rights to developments and improvements in Licensed Technology, including any bouganin conjugates and new uses for bouganin and bouganin conjugates, made by Licensee during the term of this Agreement (“Improvements”) shall belong to Licensee and that Licensee shall own the right to any intellectual property embodied in such Improvements.

8.	Performance Requirements

8.1. Licensee agrees to prepare and submit semi-annual progress reports to Licensor describing is efforts to develop and market Licensed Product beginning six (6) months after the Annual Maintenance Fee Date.

9.	Term and Termination

9.1. This Agreement shall become effective as of the Effective Date and shall remain in effect (1) until terminated as provided for below or (2) for a term often (10) years from the Annual Maintenance Fee Date (the “Term”). Upon expiration of this Agreement, the licenses granted hereunder shall become fully paid-up and no further payments hereunder shall be required.

9.2. This Agreement may be terminated by Licensee in its entirety by giving ninety (90) days’ written notice to Licensor, provided, however, that such termination shall not affect the payment of any compensation due hereunder that are incurred prior to the date of such termination.

10.	Post-Termination Rights and Obligations

10.1. As soon as practical but in no event later than three (3) months following termination of this Agreement, Licensee shall cease making, using, or selling Licensed Product. Licensee shall within thirty (30) days of termination pay to Licensor sums which shall have accrued on or prior to the effective date of termination.

10.2. The provisions and obligations contained in this Agreement relating to payments, reports, auditing, confidentiality, indemnification, and any other provisions that by their nature are intended to survive shall survive the expiration or termination of this Agreement.

11.	Confidentiality

11.1. Licensor and Licensee agree to keep the terms of this Agreement and any information exchanged in furtherance of this Agreement, including but not limited to technical information, regulatory information, manufacturing methods and specifications, product specifications, or other technical or business information, strictly confidential and agree that such information (“Confidential Information”) will not be (1) disclosed to others, (2) published without express written permission of the disclosing party, (3) used for the receiving party’s or any others’ benefit, except as provided for herein, or (4) duplicated in any manner.

11.2. The obligations of confidentiality and limited use shall not apply to Confidential Information that (a) is at the time of receipt public knowledge or after its receipt becomes public knowledge through no act or omission on the part of the receiving party; or (b) was known to the receiving party as shown by written records prior to the disclosure thereof; or (c) is subsequently developed by or on behalf of the receiving party without use of or reliance on Confidential Information; or (d) is received from a Third Party who did not, directly or indirectly, obtain such Confidential Information from the disclosing party; or (e) is submitted to governmental agencies to facilitate marketing approvals for Licensed Product, provided-that reasonable measures have been taken to assure confidential treatment of such Confidential Information; or (f) is provided to third parties for development and marketing of Licensed Products under appropriate terms and conditions intended to protect Confidential Information from misappropriation or public disclosure, including confidentiality provisions at least as restrictive as those in this Agreement, or (g) is required to be disclosed by order of a court of component jurisdiction or in connection with any government investigation, provided, however, that the party who may be required to make such disclosure shall notify the other party in writing of any circumstances of which it is aware that may lead to such a requirement or order so as to allow the other party the opportunity to oppose any such requirement or order.

11.3. The parties agree that, upon written request, the receiving party shall return all Confidential Information to the disclosing party, provided, however, that the receiving party may keep one (1) copy of Confidential Information for purposes of determining its obligations under this Agreement.

12.	Indemnification

12.1. Licensee agrees to hold harmless, indemnify, and defend Licensor against all liabilities, demands, costs, claims, suits, damages, expenses, and losses, including reasonable attorney’ fees, resulting from Licensee’s performance of this Agreement or the making, using, selling, or other disposition of Licensed Products by Licensee or any party acting on Licensee’s behalf.

13.	Regulatory Approvals

13.1. Licensee agrees to obtain all necessary legal and/or regulatory licenses and approvals to test, market, and sell Licensed Products. Licensee agrees to pay all costs associated with obtaining such licenses or approvals.

14.	Marking

14.1. Licensee agrees to apply in a manner sufficient to give legal notice of the existence of Licensed Patents on any Licensed Product or its packaging, if appropriate, manufactured or sold by Licensee under this Agreement such patent notice as may be required by the laws of the countries where manufactured or sold, or as may reasonably be requested by Licensor.

15.	Dispute Resolution

15.1. Any controversy, claim, or other dispute arising solely out of the language and interpretation of this Agreement, or to the breach thereof, shall be subjected to good faith negotiations between the parties in an attempt to settle all such disputes before any alternative method of dispute resolution is employed.

16.	Representations and Warranties

16.1. Licensee represents and warrants that Licensee has the right to enter into this Agreement and that entering into this Agreement will not result in a breach of any agreement or other undertaking to which Licensee is a party.

16.2. Licensor represents and warrants that Licensor is the owner of the entire right, title and interest in and to Licensed Patents and has the right to grant the license as described herein and that the grant of such license will not result in a breach of any agreement or other undertaking to which Licensor is a party.

16.3. Licensor represents and warrants that Licensor has no knowledge as of the Effective Date of this Agreement of patent applications, issued patents, or other intellectual property of any Third Party which may adversely affect any part of this Agreement, Licensed Patents or Licensed Products, and specifically has no actual knowledge that importing, making, selling, or using Licensed Products will constitute an infringement of any Third Party patents.

16.4. EXCEPT AS EXPRESSLY STATED HEREIN, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

16.5. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SCOPE, ENFORCEABILITY, OR VALIDITY OF LICENSED PATENTS.

16.6. EXCEPT AS EXPRESSLY STATED HEREIN, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, THAT MAKING, USING, IMPORTING, OR SELLING LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER THIRD PARTY RIGHTS.

17.	Liability and Insurance

17.1. Except as expressly stated herein, each party agrees to be liable for any liability, costs, or damages incurred because of its negligent or willful acts or omissions.

17.2. Licensor shall not be liable for any consequential, special, or other indirect damages incurred by Licensee, sublicensee or other Third Party resulting from making, using, or selling Licensed Products or licensee exercising its rights under this Agreement.

17.3. Licensee agrees to provide occurrence form comprehensive general liability (including products, commercial, and contractual) insurance coverage at a minimum of Five Million Dollars ($5,000,000.00) per occurrence, Five Million Dollars ($5,000,000.00) aggregate, which includes coverage for Licensee’s liability to Licensor under the indemnification provisions of this Agreement (“Licensee Insurance”). Licensee Insurance will (i) be with a U.S. or Canadian based insurance carrier rated by A.M. Best & Co. as A XV or higher or a reasonably equivalent rating by another reputable rating agency, (ii) provide that it can be canceled only with thirty (30) days prior written notice to Licensor, (iii) name Licensor or its respective assignee as an additional insured, (iv) be primary to any other valid or collectable insurance coverage which Licensor, or any of its parents, subsidiaries, affiliates, principals, agents, or assigns, may have or obtain (“Licensor Insurance”), and (v) provide that no Licensor Insurance will become effective in respect to any claim intended by this Agreement to be covered by Licensee Insurance until all Licensee Insurance is fully exhausted. Upon execution of this Agreement, Licensee agrees to provide Licensor with a Certificate of Insurance evidencing such insurance. Licensee agrees to keep such certificate current and on an annual basis, or more frequently if requested by Licensor, mail a current copy to Licensor.

18.	Prosecution and Maintenance of Licensed Patents

18.1. Licensor agrees to prepare, file, prosecute, and maintain Licensed Patents during the term of this Agreement and to pay all associated Patent Costs. Licensee shall reimburse Licensor for all reasonable Patent Costs within thirty (30) days after receiving a written invoice for such Patent Costs, provided, however, that if Licensor grants licenses under Licensed Patents to any other party, then Licensee shall be required to reimburse Licensor only for Licensee’s proportionate share of Patent Costs.

19.	Infringement - Licensed Patents

19.1. Should Licensee become aware that any Third Party is infringing Licensed Patents, Licensee shall give notice of such infringement to Licensor and Licensee shall have the sole right to end such infringement, at Licensee’s sole expense. Licensor agrees to join in and cooperate with any enforcement proceedings at Licensee’s request, and at Licensee’s expense, provided that Licensor may be represented by Licensor’s counsel in any such legal proceedings, at Licensor’s own expense, acting in an advisory, but not controlling, capacity. In addition, Licensee may name Licensor as party plaintiff as required by law. Any recoveries in any action brought by Licensee shall retained by Licensee. Licensor shall have no right to end any infringement of the Licensed Patents.

20.	Compliance with Law and Export Control

20.1. The parties agree to comply with all applicable laws and regulations while performing under the terms of this Agreement. Anything herein to the contrary notwithstanding, neither party hereto shall be obligated to do any act pursuant to any provision of this Agreement when to do so would be inconsistent with any law or any ruling, regulation, or order of any authoritative governmental body.

20.2. Licensee agrees to comply with all applicable United States and foreign laws with respect to the transfer of Licensed Products and any related technical data or information to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

21.	Notices and Communications

21.1. All notices and other communications regarding this Agreement sent from Licensee to Licensor shall be addressed to:

Protoden Technologies Inc.

305 Milner Avenue, Suite 914

Toronto, Ontario M1B 3V4

Attention: Leslie L. Dan

All notices and other communications regarding this Agreement sent from Licensor to Licensee shall be addressed to:

Viventia Bio Inc.

147 Hamelin Street

Winnipeg, MB R3T 3Z1

Attention: Stephen Hurly

21.2. All written notices required or permitted to be given under the terms of this Agreement shall be deemed duly delivered upon receipt if (1) delivered in person, (2) sent by facsimile using a machine that confirms delivery and confirmed by sending the original via certified mail, return receipt requested, or (3) sent certified mail, return receipt requested to the above address. Notwithstanding the foregoing, payments, reports, and other routine communications may be sent by regular or electronic mail.

22.	Miscellaneous Provisions

22.1. Amendments in Writing. This Agreement may be amended or modified only by a written instrument duly executed by an appropriate officer of each party.

22.2. Assignments. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns, provided that neither party hereto shall be able to assign any right, license, benefit, option, duty, obligation, or privilege hereunder without the prior consent of the other party (such consent not to be unreasonably withheld), except that assignment shall be permitted in the event of the (1) sale of all or substantially all of the business to which this Agreement relates by an assigning party or (2) sale or assignment of rights in or to a Licensed Product. In the event of such assignment upon the sale of all or substantially all of the business to which this Agreement relates, due written notice of such assignment shall be provided to the other party.

22.3. Choice of Law. This Agreement shall be deemed to have been made in and construed in accordance with the laws of the State of Delaware, United States of America, excluding any choice of law rules that may direct the application of the laws of any other jurisdiction. Any dispute related to or arising out of this Agreement or any aspect of the parties’ relationship hereunder shall be heard exclusively in the courts located in Delaware.

22.4. Implementation. Each party shall, at the request of the other party, execute any document reasonably necessary to implement the provisions of this Agreement.

22.5. Independent Contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or a joint venture relationship between the parties. The respective activities of the parties hereunder shall be provided as independent contractors. Neither party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

22.6. Integration. This written Agreement embodies the entire understanding between the parties and supersedes and replaces any and all prior negotiations, understandings, arrangements, and/or agreements, whether written or oral, relating to the subject matter hereof.

22.7. Publicity. Each party agrees not to use the mime of the other party in any commercial activity, advertisement, sales brochures, or otherwise without written permission.

22.8. Severability. This Agreement is divisible and separable. If any provision of this Agreement is held to be or becomes invalid, illegal or unenforceable, such provision shall be reformed to approximate as nearly as possible the intent of the parties and shall remain valid and enforceable to the greatest extent permitted by law.

22.9. Waiver. The terms of this Agreement may be waived only by a written instrument expressly waiving such term or terms and executed by the party waiving compliance. The waiver of any term or condition of this Agreement by either party hereto shall not constitute a modification of this Agreement, nor prevent a party hereto from enforcing such term or condition in the future with respect to any subsequent event, nor shall it act as a waiver of any other right accruing to such party hereunder.

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed by their duly authorized representatives.

PROTODEN TECHNOLOGIES INC.		VIVENTIA BIO INC.

By:	/s/ Leslie L. Dan	By:	/s/ Stephen Hurly
Name: Leslie L. Dan		Name: Stephen Hurly
Title: Director & Officer		Title: CEO

Date: October 17, 2014		Date: October 17, 2014

EXHIBIT A

LICENSED PATENTS

EP Patent Application No. 97201725.5 filed Jun 06 1997

International Application No. PCT/NL/98/00336 filed Jun 08 1998

Canadian Patent No. 2295189

European Patent No. 0 975 762

U.S. Patent No. 6,680,296

U.S. Patent No. 7,479,552